UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2008

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33094 (Commission File Number)	20-0428568 (IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.

On December 31, 2008, American CareSource Holdings, Inc. (the “Company”), HealthSmart Holdings, Inc. (“HealthSmart Holdings”) and HealthSmart Preferred Care II, L.P. (“HealthSmart”) entered into an amendment (the “Amendment”) to their Provider Service Agreement, as previously amended.

The purpose of the Amendment is, among other things, to facilitate and accelerate the integration into the Company’s business model of Interplan Health Group (“IHG”), with which HealthSmart became affiliated in September 2007, adjust the administrative fees outlined in the previous amendment, define and clarify the exclusivity and levels of cooperation contemplated by the previous amendments, and extend the partnership between the Company and HealthSmart and the duration of their Provider Service Agreement to December 31, 2012.  Under a strategic contracting plan that the Amendment requires the parties to develop, the Company would be the exclusive outsourced ancillary contracting and network management provider for HealthSmart’s group health clients and any third party administrators (TPAs).

As part of the Amendment, the Company agreed to pay HealthSmart $1,000,000 for costs incurred in connection with the integration of and access to the Company’s network by members of the IHG network, including, but not limited to, costs associated with salaries, benefits, and third party contracts.   The Amendment specifies that payment of such amount will be made within 90 days of December 31, 2008.  The Company will continue to pay a service fee to HealthSmart designed to reimburse and compensate HealthSmart for the work that it is required to perform to support the Company’s program.  The Amendment provides for adjustments to such fee upon certain events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: January 7, 2009	By:	/s/ Steven J. Armond
Steven J. Armond
Chief Financial Officer